EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AAR CORP.:

We consent to the use of our reports dated July 25, 2013, with respect to the consolidated balance sheets of AAR CORP. and subsidiaries (the Company) as of May 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended May 31, 2013, and the effectiveness of internal control over financial reporting as of May 31, 2013, incorporated by reference herein.

/s/ KPMG LLP

Chicago, Illinois
October 24, 2013